          EXHIBIT 99.1

     Explanation of Responses

(1) Per SEC instructions, column left blank.

(2) Consists of shares held of record by each of the entities listed below.  Mark Leschly (who is a director of
Tercica, Inc. and files separate Section 16(a) reports), Joshua Ruch and Habib Kairouz are (i) Managing
Members of Rho Management Ventures IV, LLC, which is the general partner of Rho Ventures IV, L.P. and
Rho Ventures IV (QP), L.P.; (ii) Managing Directors of Rho Capital Partners Verwaltungs GmbH, which is the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG; and (iii) Managing Partners of Rho
Capital Partners, Inc., the investment advisor to Rho Management Trust I.  Each of the Filing Persons
disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein.

Holder  No. of Shares of Common  No. of Shares of Common  No. of Shares of Common
  Stock Acquired in Reported  Stock Acquired in Reported Stock Beneficially Owned
  Acquisition of 1,999,998 Shares Acquisition of 667,000 Shares Following Reported Transactions

Rho Ventures IV, L.P.     250,420 shares  83,515 shares   333,935 shares
Rho Ventures IV (QP), L.P.  589,552 shares   196,616 shares   786,168 shares
Rho Ventures GmbH & Co.
    Beteiligungs KG      614,400 shares  204,901 shares   819,301 shares
Rho Management Trust I      545,626 shares  181,968 shares   727,594 shares

Total:       1,999,998 shares  667,000 shares   2,666,998 shares

(3) Each share of Series B Preferred Stock is convertible into one share of Common Stock at any time at the option of the holder and automatically in certain events.  There is no expiration date.